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                                             EXHIBIT (n)

                         SPECIAL MONEY MARKET FUND, INC.
                                   (THE FUND)

                              AMENDED AND RESTATED
                           PLAN PURSUANT TO RULE 18f-3

         The Fund hereby adopts this amended and restated plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the 1940 Act), setting forth the separate arrangement and expense allocation of each class of shares in the Fund. Any material amendment to this plan is subject to prior approval of the Board of Directors, including a majority of the independent Directors.

                              CLASS CHARACTERISTICS

CLASS A SHARES:              Class A shares are not subject to
                             either an initial or contingent deferred sales charge but are subject to a distribution and/or service fee pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fee) not to exceed .125 of 1% per annum of the average daily net assets of the class.

CLASS B SHARES:              Class B shares are not subject to either an
                             initial or contingent deferred sales charge, nor are they subject to any Rule 12b-1 fee.

CLASS C SHARES:              Class C shares are not subject to either an
                             initial or contingent deferred sales charge, nor are they subject to any Rule 12b-1 fee.

CLASS B/C SHARES:            Class B/C shares are not subject to either an
                             initial or contingent deferred sales charge, nor are they subject to any Rule 12b-1 fee.

CLASS Z SHARES:              Class Z shares are not subject to either an
                             initial or contingent deferred sales charge, nor are they subject to any Rule 12b-1 fee.

                         INCOME AND EXPENSE ALLOCATIONS

         Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class of the Fund will be allocated to each class of the Fund on the basis of relative net assets (settled shares). "Relative net assets (settled shares)" are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable in relation to the net assets of the Fund.

                           DIVIDENDS AND DISTRIBUTIONS

         Dividends and other distributions paid by the Fund to each of its classes of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class of the Fund may be different from that paid by another class of the Fund because of Rule 12b-1 fees and other expenses borne exclusively by that class.


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                               EXCHANGE PRIVILEGE

         Holders of Class A shares, Class B shares, Class C shares, Class B/C shares and Class Z shares shall have such exchange privileges as set forth in the Fund's current prospectus. Exchange privileges may vary among classes and among holders of a class.

                                     GENERAL

A. Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B. On an ongoing basis, the Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of its several classes. The Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Prudential Investments LLC, the Fund's Manager, will be responsible for reporting any potential or existing conflicts to the Directors.

C. For purposes of expressing an opinion on the financial statements of the Fund, the methodology and procedures for calculating the net asset value and dividends/distributions of the Fund's several classes and the proper allocation of income and expenses among such classes will be examined annually by the Fund's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American Institute of Certified Public Accountants.

Date: May 23, 2000
Amended: May 22, 2002

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